Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

América Móvil, S.A.B. de C.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is U.S.$750,000,000.

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	4.700% Senior Notes due 2032	457(r)	U.S.$750,000,000	100%	U.S.$750,000,000	U.S.$92.70 per million	U.S.$69,525